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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT
                                     OF THE
                           FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               PETOPIA.COM, INC.


     Petopia.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")
                                               -----------------------

     DOES HEREBY CERTIFY:

     FIRST: That this corporation was originally incorporated on March 9, 1999 under the name of Spot & Jack, Inc., pursuant to the General Corporation Law.

     SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments to the Certificate of Incorporation of this corporation are as follows:

     RESOLVED, that Section 3(d)(i)(B)(2) of Article IV of the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

          "(2) Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation or to employees or directors of PETCO Animal Supplies, Inc. ("PETCO"), either directly or pursuant to a stock
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option plan or restricted stock plan approved by the Board of Directors of the
Corporation;" and

     RESOLVED FURTHER, that Section 5 of Article IV of the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

          "5.  Protective Provisions. So long as 1,000,000 shares of Preferred
               ---------------------
Stock are outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:

          (a) alter or change the rights, preferences or privileges of the Preferred Stock;
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          (b) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to voting rights, dividends, liquidation preferences or any other rights, preferences or privileges conferred herein;

          (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

          (d) any merger or consolidation of the Company with one or more other corporations in which the stockholders of the Corporation immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation and any sale of all or substantially all of the assets of the Corporation;

          (e) amend or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights of the Preferred Stock;

          (f) declare or pay any dividends on or make any distribution with respect to the Common Stock;

          (g) redeem, repurchase or otherwise reacquire (or pay into or set funds aside for a sinking fund for such purpose) any shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the
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repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at their original purchase price upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal applicable to any such person;

          (h) change the authorized number of directors from its current number of nine (9) directors; or

          (i) except as may be approved by unanimous vote or action by written consent of the Board of Directors, incur over $2,000,000 in indebtedness from any lending institution.

          Additionally, so long as 500,000 shares of Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class:

          (a) alter or change the rights, preferences or privileges of the Series D Preferred Stock;

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          (b) authorize or issue, or obligate itself to issue any shares of
Series D Preferred Stock or any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to voting rights, dividends, liquidation preferences or any other rights, preferences or privileges conferred herein; or

          (c) effect a merger, consolidation or sale of all or substantially all of the assets of the Company for less than $320,000,000 in aggregate consideration, if as a result of such transaction the Company's stockholders immediately prior to such transaction shall control less than 50% of the outstanding voting securities of the surviving entity.

     Additionally, so long as 200,000 shares of Series E Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series E Preferred Stock."

     THIRD: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

     We hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of our own knowledge and that this certificate is our act and deed.

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          IN WITNESS WHEREOF, this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer and the Secretary of this Corporation this 10th day of March, 2000.



                                      --------------------------
                                      Andrea C. Reisman,
                                      Chief Executive Officer



                                      --------------------------
                                      Mark S. Albert,
                                      Secretary

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